Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 47th Annual Dividend Increase and
Share Repurchase Program
Richmond, VA November 7, 2017 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of fifty-five cents ($0.55) per share on the common shares of the Company, payable February 5, 2018, to common shareholders of record at the close of business on January 8, 2018. This increase indicates an annualized rate of $2.20 per common share and a yield of approximately 3.8% based on the $57.90 closing price on November 6, 2017.

Mr. Freeman noted, “As we approach our 100th anniversary, we are proud to continue to deliver value to our shareholders, and dividends are one of the main ways we accomplish that. Today’s increase is our 47th consecutive annual common dividend increase. We have raised our common dividend every year since 1971."

In addition, Mr. Freeman announced that the Company’s Board of Directors has approved a program for the repurchase of up to $100 million of Universal Corporation shares of common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 25.1 million common shares outstanding.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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